EXHIBIT 99.1

SGS REPORTS RECORD QUARTERLY SALES OF $101.9 MILLION, AND QUARTERLY NET INCOME OF $7.6 MILLION FOR THE SECOND QUARTER OF 2012

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the second quarter of 2012 were $101.9 million, up 2.6%, or $2.6 million, from the $99.3 million reported for the second quarter of 2011. The sales figure of $101.9 million is the highest ever recorded by SGS in any quarter. SGS also announces that net income for the second quarter of 2012 was $7.6 million, down $0.4 million, from the $8.0 million reported for the second quarter of 2011.

The $2.6 million increase in revenue was due in large part to acquisitions and organic volume growth with our larger consumer packaged goods customers in the United States and Europe. Acquisitions increased second quarter 2012 revenue by $2.2 million versus second quarter 2011. Organic growth increased second quarter 2012 revenue by $1.7 million versus second quarter 2011. However, strengthening of the US Dollar versus other currencies decreased revenue by $1.3 million versus second quarter 2011. US sales increased by $2.7 million for the second quarter of 2012, compared to the same quarter in 2011. Approximately $2.1 million of that $2.7 million increase was due to acquisitions. Excluding the impact of currency fluctuations, second quarter 2012 sales in Europe increased by $0.8 million versus the second quarter of 2011. These increases, as well as sales growth in Latin America and Asia, were partially offset by a reduction in revenue in Canada. Excluding the impact of currency fluctuations and $0.1 million of sales from a small acquisition, second quarter 2012 sales in Canada decreased by $0.8 million versus the second quarter of 2011. Gross margin percentage (exclusive of depreciation) in the second quarter of 2012 was 40.6% compared to 39.8% for the second quarter of 2011.

Sales for the first six months of 2012 were $200.9 million, up 5.3%, or $10.0 million, from the $190.9 million reported for the first six months of 2011. The increase in six-month sales was primarily due to organic volume growth in the United States and Europe, as well as acquisitions made during 2011. Organic growth increased sales for the first six months of 2012 by $6.6 million versus the same period in 2011. Acquisitions completed in 2011 generated incremental sales of $5.2 million for the first six months of 2012 versus the same period in 2011. The strengthening of the US Dollar versus other currencies decreased sales for the first six months of 2012 versus the same period in 2011 by $1.8 million. Sales in the US increased by $8.6 million for the first six months of 2012 compared to the first six months of 2011. Approximately $4.5 million of that $8.6 million increase was due to acquisitions. Excluding the impact of foreign currency fluctuations, sales in Europe increased by $1.7 million during the first six months of 2012 versus the same period in 2011. These increases, as well as sales growth in Latin America and Asia, were partially offset by a reduction in revenue in Canada. Excluding the impact of currency fluctuations and the $0.7 million incremental sales from an acquisition, sales in Canada decreased by $0.8 million for the first six months of 2012 versus the same period in 2011. Gross margin percentage (exclusive of depreciation) in the first half of the year was 39.2% compared to 40.2% for the first half of 2011.

Net income for the second quarter of the year decreased by $0.4 million; to $7.6 million in 2012 from $8.0 million in 2011. The decrease was primarily due to an increase in the effective tax rate from 25.6% in 2011 to 35.7% in 2012. The significant increase in the effective tax rate was due to an income tax benefit of $1.2 million recorded during the second quarter of 2011 associated with a revision in the calculation of estimated state tax liabilities expected in the US. This tax benefit was primarily related to aligning our tax accounts with an election made in the first quarter of 2011 and resulted from a reduction in the deferred state tax liability and the associated expense for intercompany interest income repatriated from foreign subsidiaries. The impact of the increase in the effective tax rate was partially offset by higher income from operations and lower interest expense for the second quarter of 2012 compared to the second quarter of 2011. The increase in income from operations resulted from the previously discussed sales increase. The lower interest expense resulted from our voluntary redemption of $15.0 million of our 12% Senior Subordinated Notes in December 2011.

Net income for the first six months of 2012 was down $2.6 million, to $13.0 million in 2012 from $15.6 million in 2011. The decrease was primarily due to an increase in the effective tax rate from 23.3% in 2011 to 35.2% in 2012. The increase in the effective tax rate was primarily due to two factors. The first driver of the change in the effective tax rate is the $1.2 million tax benefit previously discussed for the quarterly increase. The second component of the change in the effective tax rate is the $1.6 million tax benefit recorded during the first six months of 2011 associated with the reversal of withholding taxes on intercompany interest accrued but unpaid. This reversal is the result of the Company's election to repatriate intercompany interest back to the US for tax purposes and a corresponding reduction of the withholding rate from 25% to 0% on the intercompany interest accrued but unpaid.

EBITDA (a non-GAAP measure) increased by $1.7 million, to $25.2 million in the second quarter of 2012 from $23.5 million for the same period in 2011. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $1.3 million in the second quarter of 2012 and $1.1 million in the second quarter of 2011. EBITDA for the first six months of 2011 increased $0.6 million to $46.5 million, compared to $45.9 million for the same period in 2011. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $2.1 million for the first six months of 2012 and $1.5 million for the first six months of 2011. The reconciliation of this non-GAAP measure to the GAAP measure of net income is as follows:
	Quarter Ended 06/30/12 (in millions)	Quarter Ended 06/30/11 (in millions)	Six Months Ended 06/30/12 (in millions)	Six Months Ended 06/30/11 (in millions)
Net income	7.6	8.0	13.0	15.6

Add:
Depreciation and amortization	6.9	6.0	13.3	11.8
Amortization Recorded through Net Sales	0.2	0.2	0.4	0.4
Other Expense/(Income)	0.2	(0.1)	0.4	0.2
Interest expense	6.1	6.6	12.3	13.2
Income tax provision	4.2	2.8	7.1	4.7

EBITDA	$ 25.2	$ 23.5	$ 46.5	$ 45.9

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "During the first half of 2012, our past and ongoing investments in sales, marketing and productive capacity continued to pay off in terms of record revenues. We also made five important acquisitions in 2011 which have helped us by enhancing our capabilities and our customer base. We expect this trend of organic growth and opportunistic acquisitions to continue into future years."

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Friday, August 10, 2012. Please dial (1-800-230-1074) in the USA or (1-612-288-0329) internationally to access the call. The conference ID number is 256522.

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.